Exhibit 99.2

Clearwater Paper to Sell Lewiston Sawmill to Idaho Forest Group

Idaho Forest Group to Revitalize the Mill

SPOKANE, Wash.--(BUSINESS WIRE)--October 26, 2011--Clearwater Paper Corporation (NYSE:CLW) today announced the company has entered into an agreement to sell its Lewiston, Idaho, sawmill to Idaho Forest Group of Coeur d'Alene, Idaho.

The transaction includes the sale of Clearwater Paper’s sawmill, planer mill, dry kilns, and related assets along with log and finished goods inventories and timber under contract, in the aggregate amount of approximately $30 million. As part of the transaction, the two companies have entered into a long-term residual fiber supply agreement with the goal of delivering consistent supplies of chips and sawdust to Clearwater Paper’s Lewiston pulp mill from Idaho Forest Group Mills.

“This has been a very careful and thoughtful decision for everyone at the company,” said Tom Colgrove, president of pulp and paperboard at Clearwater Paper. “We believe that this is the best possible outcome for the mill and its continued operation in the region, our company and our shareholders.”

Clearwater Paper is expected to ramp down production in the coming weeks in preparation for Idaho Forest Group to officially take possession in the fourth quarter of 2011. Clearwater Paper’s approximately 250 affected employees will receive severance and all provisions subject to the WARN Act, which includes up to 60 days’ worth of pay and benefits.

“We believe the tough times in the lumber industry will continue into the foreseeable future, and that the mill will be operated by a company whose core focus is lumber,” said Colgrove. “We believe IFG has the people, resources and the business structure to make the Lewiston sawmill very successful.”

Upon closing of the transaction, Idaho Forest Group plans to adjust production to meet its customer needs. At the same time, Idaho Forest Group will begin assessing employment needs and should initiate the hiring process soon after the close of the transaction. Longer term, Idaho Forest Group will assess the mill’s capabilities and prepare an improvement plan for implementation.

“We are very excited about the prospects of updating and revitalizing the Lewiston sawmill,” said Scott Atkison, president of Idaho Forest Group. “The mill and its location in the LC Valley and surrounding wood basket give us the ability to better supply our customers with the products they need, both now and into the future.”

Clearwater Paper is working closely with the Idaho Department of Labor and the Governor’s Dislocated Workers Task Force to assist employees.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, hard roll tissue, machine glazed tissue, bleached paperboard and pulp 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's 4,000 employees build shareholder value by developing strong customer partnerships through quality and service.

ABOUT IDAHO FOREST GROUP

September of 2008 saw the merging of Riley Creek Lumber and Bennett Forest Industries, and the beginning of Idaho Forest Group. Both longtime family-owned and operated companies, the two businesses shared common traits that fostered a successful merger, including like commitments to serving customers and employees, investing in facilities, and embracing the forest products heritage. Today, the success of this merger is evidenced by a growth in capacity and a strengthened focus on the business fundamentals. This announcement today adds another operation to Idaho Forest Group’s family of sawmills that focus on superior quality products from resources of the Inland Northwest.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the aggregate amount of the transaction, the supply of wood fiber to Clearwater Paper, the future operation of the sawmill and its future benefits to Clearwater Paper, the expected closing of the transaction, the cessation of production at the sawmill by Clearwater Paper and the lumber market. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties arising from the possibility that the closing of the transaction may be delayed or may not occur; difficulties with the realization of the benefits expected from the proposed transaction; general economic conditions in the regions and industries in which Clearwater Paper and Idaho Forest Group operate; changes in the cost and availability of wood fiber used in the production of Clearwater Paper's products; changes in the United States and international economies; cyclical industry conditions; changes in freight costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com and for Idaho Forest Group at http://www.idahoforestgroup.com/

CONTACT:
Clearwater Paper Corporation
News media: Matt Van Vleet, 509-344-5912
Linda Massman, CFO, 509-344-5905
or
Idaho Forest Group
Scott Atkison, President, 208-762-2999